Exhibit 99.4
[Goldman, Sachs & Co. Letterhead]
Personal and Confidential
November 21, 2008
The Board of Directors
Wachovia Corporation
One Wachovia Center
Charlotte, NC 28288
Re: Amendment No. 2 to Registration Statement on Form S-4 of Wells Fargo & Company, filed November 21, 2008 (File No. 333-154879)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated October 3, 2008, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $3.33 1/3 per share (the “Shares”), of Wachovia Corporation (“Wachovia”) of the exchange ratio of 0.1991 of a share of common stock, par value $1 2/3 per share, of Wells Fargo & Company (“Wells Fargo”) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of October 3, 2008, by and between Wells Fargo and Wachovia.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of Wachovia in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Wachovia has determined to include our opinion in the above referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinions of Wachovia’s Financial Advisors”, “The Merger — Background of the Merger”, “The Merger — Wachovia’s Reasons for the Merger and Recommendation of the Wachovia Board” and “The Merger — Opinions of Wachovia’s Financial Advisors” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is

The Board of Directors
Wachovia Corporation
November 21, 2008
Page Two
it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments or supplements to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)